Exhibit 10.2

LOAN AGREEMENT

Dated as of July 30, 2015

between

MARSH LANE SURGICAL HOSPITAL, LLC,

as Borrower

and

LEGACYTEXAS BANK,

as Lender

-i-

-ii-

-iii-

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated as of July 30, 2015, is between MARSH LANE SURGICAL HOSPITAL, LLC, a Texas limited liability company (“Borrower”), and LEGACYTEXAS BANK, successor to ViewPoint Bank, N.A. (“Lender”).

R E C I T A L S:

Victory Medical Center Plano, L.P., a Texas limited partnership (“Prior Borrower”) and Lender previously executed that certain Loan Agreement, dated as of April 17, 2014 (such agreement, together with all amendments, restatements, supplements and other modifications prior to the date of this Agreement, the “Existing Loan Agreement”), whereby Lender made certain loans to Prior Borrower as set forth therein.

On or prior to the date hereof, Prior Borrower has sold to Borrower, and Borrower has purchased from Prior Borrower, certain assets of Prior Borrower (such sale, the “Asset Sale”) pursuant to the Acquisition Documents.

In connection with the Asset Sale, and as a condition precedent to Lender’s consent thereto, Borrower and Parent each expressly assumed all rights, obligations and liabilities created or arising under the Existing Loan Agreement and the other loan documents related thereto pursuant to the Assumption Agreement.

In connection with the foregoing, Borrower has requested that Lender amend and restate the Existing Loan Agreement, and Lender is willing to do so upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Document made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1.1 or in the provision, section or recital referred to below:

“Acquisition Documents” means, collectively, that certain Asset Purchase Agreement, dated as of July 28, 2015, by and among Borrower, Parent, Prior Borrower, Prior Guarantor, and Lender, and all other instruments, documents, supplements, and agreements executed and delivered pursuant to or in connection with the Asset Sale, as each may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time, subject to Section 8.17.

“Advance” means the advance by Lender to Borrower pursuant to Article II.

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“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds twenty percent (20%) or more of any class of voting stock of such Person; or (c) twenty percent (20%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph hereto, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Applicable Margin” means 4.00% per annum.

“Applicable Rate” means the sum of (a) the LIBOR Rate plus (b) the Applicable Margin.

“Asset Sale” shall have the meaning set forth in the recitals hereto.

“Assumption Agreement” means that certain Assumption Agreement, dated as of July 30, 2015, by and among Borrower, Parent, Prior Borrower, Prior Guarantor, and Lender, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.

“Authorization” shall have the meaning set forth in Section 6.21.

“Borrower” means the Person identified as such in the introductory paragraph hereof, and its successors and assigns.

“Business Day” means a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market. Unless otherwise provided, the term “days” when used herein shall mean calendar days.

“Capital Expenditure” means an expenditure by a Person for an asset capitalized in accordance with GAAP.

“Capitalized Lease Obligation” means the amount of Debt under a lease of Property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Management Agreements” means all agreements governing cash management accounts, deposit accounts, collection or lockbox services or any other treasury management services between Borrower and Lender or any Affiliate of Lender.

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“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which less than 51% of all of the equity interests of Borrower (including, without limitation, warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or similar rights of any character with respect thereto, to the extent exercisable prior to repayment in full of the Obligations) are owned, directly or indirectly, by Parent.

“Closing Date” means the first date all conditions precedent set forth in Section 5.1 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning for such term set forth in Section 4.1 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit A attached hereto, prepared by and executed by a Responsible Officer of Borrower.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (g) in the case of any other entity, its organizational and governance documents and agreements; as each may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time, subject to Section 8.17.

“Current Maturities of Long Term Debt” means, as of any date of determination, that portion of Long Term Debt that should be classified as current in accordance with GAAP.

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“Days Cash on Hand” means, as of the last day of any applicable period of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) unrestricted cash on hand as of such date plus (ii) unrestricted short-term investments acceptable to Lender as of such date, to (b) (i) the sum of total expenses minus total amortization expenses minus total depreciation expenses, in each case for such period, divided by (ii) the total number of days in such period.

“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of Property or services, (d) all Capitalized Lease Obligations of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a Lien existing on Property owned by such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation, (j) any obligation under any so-called “synthetic leases”, (k) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, (l) any obligations under any Hedge Agreement, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means the lesser of (a) the Maximum Lawful Rate or (b) the Applicable Rate plus 2.00%.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDAR” means, for any period of determination, for Borrower and its Subsidiaries on a consolidated basis, net income for such period, as determined in accordance with GAAP, plus (to the extent that such items were deducted in the calculation of consolidated net income for such period) the sum of (a) Interest Expense for such period, (b) income taxes (and other taxes of such Person determined by reference to the income or profits of such Person) for such period, (c) depreciation for such period, (d) amortization for such period, (e) rental expense for such period, and (f) extraordinary losses, as approved by Lender in its sole discretion, for such period.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.

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§ 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

“Event of Default” has the meaning specified in Section 10.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by Borrower or any of the Subsidiaries at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Fixed Charge Coverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, without duplication, the ratio of (a) the sum of (i) EBITDAR minus (ii) non-financed Capital Expenditures to (b) the sum of (i) Current Maturities of Long Term Debt plus (ii) cash Interest Expense plus (iii) cash Taxes plus (iv) dividends and other distributions made pursuant to Section 8.4 plus (v) rental expense, in each case determined for the applicable measurement period then ending.

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“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Payor Program” means Medicare, Medicaid, or any other federal or state funded healthcare program.

“Guarantors” means, collectively, Parent, and each and every Subsidiary of Borrower whether now in existence or hereafter created.

“Guaranty” means a written guaranty of each Guarantor in favor of Lender, in form and substance satisfactory to Lender, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Health Care Laws” mean, to the extent applicable to any Person, (a) all federal and state fraud and abuse laws, including but not limited to the federal Anti-Kickback Statute (42 U.S.C. (§1320a-7b(b)) and the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) HIPAA; (c) the Food, Drug & Cosmetic Act and all applicable requirements, regulations and guidance issued thereunder by the Food and Drug Administration; (d) the Controlled Substances Act, as amended, and all applicable requirements, regulations and guidance issued thereunder by the United States Drug Enforcement Administration; (e) all applicable federal and state laws; (f) all applicable licensure laws, requirements and regulations; (g) all applicable professional standards regulating healthcare providers, healthcare professionals, or healthcare payors; (h) OSHA; and (i) any and all other applicable health care laws (whether foreign or domestic), regulations, manual provisions, codes, ordinances, requirements, procedures, policies and administrative guidance, including those related to the fee-splitting, anti-kickback or self-referral prohibitions, each of (a) through (i) as may be amended from time to time.

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“Health Care Permits” means all state, federal or local permits, licenses, registrations, accreditations, certificates, contracts, consents, requirements, codes, orders, qualifications, accreditations, rights, authorizations or approvals required by any Governmental Authority or other Person that are applicable to any health care service provider providing the items and services provided by any Obligated Party.

“Health Care Provider” means any physician, nurse, physician assistant, nurse practitioner, licensed healthcare professional, technician or allied health care provider who provides services, including as an employee or independent contractor of an Obligated Party, and regardless of whether such Person receives compensation for such services from such Obligated Party or receives payment from third party payors, including Medical Reimbursement Programs, as his or her sole compensation for such services.

“Hedge Agreement” means any and all rate swap transactions entered into by Borrower and any Affiliates, including but not limited to an ISDA Master Agreement, whether now existing or hereafter executed, which provides for an interest rate, currency, equity, credit or commodity swap, cap, floor or collar, spot or foreign currency exchange transaction, cross currency rate swap, currency option, any combination of, or option with respect to, any of the foregoing or similar transactions, for the purpose of hedging Borrower’s or such Affiliate’s exposure to fluctuations in interest rates, exchange rates, currency, stock, portfolio or loan valuations or commodity prices, including any and all agreements, contracts or transactions that constitute a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“HIPAA” means The Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (the “Act”), the privacy standards adopted by the U.S. Department of Health and Human Services (the “Department”) as they may be amended from time to time, 45 C.F.R. parts 160 and 164, subparts A and E (the “Privacy Rule”), the security standards adopted by the Department as they may be amended from time to time, 45 C.F.R. parts 160, 162, and 164, subpart C (the “Security Rule”), the Privacy provisions (Subtitle D) of the Health Information Technology for Economic Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, and the final Omnibus Rule and its implementing regulations (the “HITECH Act” and together with the Act, the Privacy Rule and the Security Rule, “HIPAA”).

“Interest Expense” means, for any period of determination, the sum of all required payments of interest under any Debt for such period.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date 30 days thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

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(iii) no Interest Period shall extend beyond the Term Loan Maturity Date.

“Landlord” means FAEC Holdings (TX), LLC, a Delaware limited liability company.

“Lease” means that certain Lease and Security Agreement dated as of January 1, 2012, between the Landlord, as lessor, and Prior Borrower, as lessee, relating to leased property located at 2301 Marsh Lane, Plano, Texas, as amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time, subject to Section 8.17, but expressly including that certain Assignment of Lease and Fourth Amendment to Lease and Security Agreement, dated as of July             , 2015, between Landlord and Borrower.

“LIBOR Rate” means, for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate, which rate is approved by Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that to the extent a comparable or successor rate is approved by Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by Lender; provided further that if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Lender does not warrant, nor accept responsibility, nor shall Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

“LIBOR Rate Loan” means a Loan that bears interest based on the LIBOR Rate.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan” means an extension of credit by Lender to Borrower pursuant to Article II.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Assumption Agreement, any Subordination Agreement, and all promissory notes, assignments, letters of credit, and other instruments, documents, supplements, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, supplements and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

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“Loan Parties” means Borrower and its Subsidiaries and their successors and assigns.

“Long Term Debt” means, for any date of determination, all Debt of Borrower and its Subsidiaries which should be classified as “funded debt” or “long term debt” on the consolidated balance sheet of Borrower and its Subsidiaries prepared as of such date in accordance with GAAP and including, without limitation, Capitalized Lease Obligations.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrower alone or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of Lender under any Loan Document, or of the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maximum Lawful Rate” means, at any time, the maximum non-usurious rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Lawful Rate resulting from a change in the Maximum Lawful Rate shall take effect without notice to Borrower at the time of such change in the Maximum Lawful Rate. For purposes of determining the Maximum Lawful Rate under Texas law, the applicable rate ceiling shall be the applicable weekly ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code, as the same may be amended.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code, as amended.

“Medical Reimbursement Programs” means a collective reference to any health care programs operated by or financed in whole or in part by any and all private insurance plans, managed care plans, health maintenance organizations, and all other non-government funded Third-Party Payor programs in which any Obligated Party participates and shall not include a Governmental Payor Program.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

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“Net Cash Proceeds” means in connection with any sale or transfer of assets, any incurrence or issuance of Debt, any issuance of equity interests, or any receipt of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such transaction, net of attorneys’ fees, accountants’ fees and investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien permitted hereunder on any asset which is the subject of such sale or transfer (other than any Lien pursuant to the Security Documents) and other customary fees, expenses and other amounts reasonably incurred in connection therewith and net of taxes paid as a result thereof.

“Notes” means, collectively, any and all promissory notes, including but not limited to the Term Note, executed at any time by Borrower and payable to the order of Lender, as amended, renewed, replaced, extended, supplemented, consolidated, restated, modified, otherwise changed and/or increased from time to time (and “Note” means any of such Notes).

“Obligated Party” means Borrower, each Guarantor and any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations, or any part thereof, grants any Collateral or executes any Loan Document.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower, each Guarantor and any other Obligated Party to Lender or Affiliates of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, under this Agreement, any Hedge Agreement maintained with Lender or its Affiliates, any Cash Management Agreement, the other Loan Documents, and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof; provided that notwithstanding anything to the contrary herein or in any Loan Document, “Obligations” shall not include, with respect to any Obligated Party, any Excluded Swap Obligations of such Obligated Party.

“OSHA” means the Occupation Safety and Health Act of 1970.

“Parent” means Nobilis Health Corp., a corporation formed under the laws of the province of British Columbia, and its successors and assigns.

“Payment Date” means the third Business Day of each calendar month and the Term Loan Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Debt” shall have the meaning set forth in Section 8.1.

“Permitted Liens” shall have the meaning set forth in Section 8.2.

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“Permitted Tax Distributions” means cash distributions to pay federal, state and local income taxes (and franchise taxes based on income) payable by holders of equity in Borrower attributable to the income of Borrower and its Subsidiaries.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Prime Rate” means the rate of interest per annum quoted in the “Money Rates” section of The Wall Street Journal from day to day and designated as the “Prime Rate” for the United States. If such prime rate, as so quoted, is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates. If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be (a) the rate of interest per annum established from time to time by Lender and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by Lender and is set by Lender in its sole discretion, or (b) if Lender does not publish or announce a base or prime rate, or does so infrequently or sporadically, then the Prime Rate shall be determined by reference to another base rate, prime rate or similar lending rate index, generally accepted on a national basis, as selected by Lender in its sole and absolute discretion.

“Principal Office” means the principal office of Lender, presently located at 8411 Preston Road, Suite 600, Dallas, Texas, 75225.

“Prior Borrower” shall have the meaning set forth in the recitals hereto.

“Prior Borrower Accounts Receivable” shall mean all accounts receivable of Prior Borrower which have been sold by Prior Borrower to Borrower pursuant to the Asset Sale, as more specifically described in the Acquisition Documents.

“Prior Guarantor” means Victory Parent Company, LLC, a Texas limited liability company, as a guarantor of the obligations under the Existing Loan Agreement.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Provider Agreement” means that participation letter, contract, or agreement issued by a Medical Reimbursement Program to a medical provider.

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“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Responsible Officer” means the chief executive officer, president, any vice president, chief financial officer, manager, treasurer, assistant treasurer, controller or secretary of an Obligated Party. Any document delivered hereunder that is signed by a Responsible Officer of an Obligated Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligated Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligated Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Security Agreement” means any Security Agreement of Borrower, its Subsidiaries, or any other Obligated Party executed in favor of Lender, in form and substance satisfactory to Lender, as the same may be amended, restated, supplemented, modified, or changed from time to time.

“Security Documents” means, collectively, each and every Security Agreement, Guaranty, pledge, mortgage, deed of trust, deposit account control agreement, intellectual property security agreement, or other collateral security agreement required by or delivered to Lender from time to time to secure the Obligations or any portion thereof, including all such other documents, agreements, supplements, joinders and instruments executed in connection herewith, all as may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

“Social Security Act” means the Social Security Act of 1965, as amended.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of

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such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means any Debt of Borrower or a Subsidiary that has been subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordinated Lender” means any lender that has issued Subordinated Debt to Borrower or a Subsidiary permitted hereunder.

“Subordinated Loan Documents” means, collectively, any documents governing any Subordinated Debt and described in a Subordination Agreement, together with each and every other loan agreement, promissory note, security agreement, pledge agreement, mortgage, deed of trust, patent and trademark assignment, lease assignment, guaranty, control agreement and all other documents, instruments and agreements delivered in connection therewith, as each may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time, subject to Section 8.17.

“Subordination Agreement” means any subordination agreement from time to time entered into by and among Lender, Borrower, and any Subordinated Lender, in form and substance acceptable to Lender.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of the Subsidiaries or by Borrower and one or more of the Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by Borrower or one or more of the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary of Borrower.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all taxes, levies, assessments, fees, withholdings or other charges at any time imposed by any laws or Governmental Authority.

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“Term Loan” shall have the meaning set forth in Section 2.1.

“Term Loan Maturity Date” means July 30, 2020, or such earlier date on which the Term Loan becomes due and payable as provided in this Agreement.

“Term Note” means that certain Term Note, dated as of the Closing Date, executed by the Borrower and payable to the order of the Lender, and all amendments, extensions, renewals, replacements, increases and modifications thereof.

“Third-Party Payor” means any health maintenance organization, preferred provider organization, alternative delivery system, managed care system, other prepaid plan, health care service plan or private insurer, Governmental Payor Program, workers’ compensation payor, any Governmental Authority or government contracting agency and any other Third-Party Payor.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as amended from time to time.

Section 1.2 Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

Section 1.3 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Constituent Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated, extended, replaced, consolidated, substituted, or otherwise modified (subject to any restrictions on such amendments, supplements, extensions, replacements, consolidations, substitutions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any

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Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable.)

ARTICLE II

Loans and Advances

Section 2.1 Term Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make a single Advance to Borrower on the Closing Date in the principal amount of $4,500,000.00 (the “Term Loan”). Amounts borrowed under the Term Loan and repaid or prepaid may not be reborrowed.

(a) The Term Note. The obligation of Borrower to repay the Term Loan and interest thereon shall be evidenced by the Term Note executed by Borrower, payable to the order of Lender and dated as of the Closing Date, in the principal amount of $4,500,000.00.

(b) Repayment of Principal. Borrower shall repay the principal amount of the Term Loan in consecutive monthly installments of $75,000.00 each (based on a four-year, straight line amortization schedule), commencing on August 3, 2016 and continuing on each Payment Date thereafter, with a final installment in the amount of all outstanding principal of the Term Loan payable on the Term Loan Maturity Date.

(c) Repayment of Interest. Interest on the Term Loan shall be due and payable in arrears on each Payment Date applicable thereto, commencing with the first such date to occur after the Closing Date, and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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Section 2.2 General Provisions Regarding Interest; Etc.

(a) Determination of LIBOR Rate. The determination of the LIBOR Rate by Lender shall be conclusive in the absence of manifest error.

(b) Applicable Rate. Subject to the provisions of subsections (c), (f), and (g) below, the Term Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the lesser of (i) the Maximum Lawful Rate and (ii) the Applicable Rate.

(c) Default Rate. If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws (but not to exceed the Maximum Lawful Rate). Furthermore, while any Default or Event of Default exists, the principal amount of all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws (but not to exceed the Maximum Lawful Rate). Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Maximum Lawful Rate Limitations. If at any time the rate of interest applicable to any portion of the Loans would exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Loans below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate had not been limited by the Maximum Lawful Rate.

(e) Computations of Rate. All computations of fees and interest shall be made on the basis of a year of 360 days and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), unless such computation would cause the fees and interest to exceed the Maximum Lawful Rate, in which event such computation shall be on the basis of a 365 or 366 day year, as applicable. Interest shall accrue on each Loan from the day on which such Loan is made, or any portion thereof, until the day on which such Loan or such portion is paid.

(f) Illegality. If Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its lending office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by Lender to Borrower, any

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obligation of Lender to make or maintain LIBOR Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, convert all LIBOR Rate Loans to Loans based on the Prime Rate, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

(g) Inability to Determine LIBOR Rate. If Lender determines that for any reason in connection with any LIBOR Rate Loan that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Interest Period with respect to such LIBOR Rate Loan, or (iii) that the LIBOR Rate for the applicable Interest Period with respect to such LIBOR Rate Loan does not adequately and fairly reflect the cost to Lender of funding such LIBOR Rate Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain LIBOR Rate Loans shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of a LIBOR Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Loan based on the Prime Rate in the amount specified therein.

(h) Increased Costs.

(i) Increased Costs Generally. If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement contemplated by this Article II); or

(B) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to Lender, or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered; provided that Lender is assessing such additional amounts against substantially all other borrowers under similar credit facilities.

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(ii) Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the commitments of Lender or the Loans made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered, provided that Lender is assessing such additional amounts against substantially all other borrowers under similar credit facilities.

(iii) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(v) Reserves on LIBOR Rate Loans. Borrower shall pay to Lender, as long as Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 10 days’ prior notice of such additional interest from Lender. If Lender fails to give notice 10 days prior to the date on which interest is payable on such Loan, such additional interest shall be due and payable 10 days from receipt of such notice.

(i) Funding Losses. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

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(i) any continuation, conversion, payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Rate Loan on the date or in the amount notified by Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lender under this Section 2.2(i), Lender shall be deemed to have funded each LIBOR Rate Loan at the LIBOR Rate used in determining the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

(j) Survival. All of Borrower’s obligations under this Section 2.2 shall survive repayment of all Obligations hereunder.

Section 2.3 Use of Proceeds. The proceeds of the Term Loan shall be used by Borrower solely to finance a portion of the Asset Sale pursuant to the terms of the Acquisition Documents.

Section 2.4 Evidence of Debt. The Loans made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be presumed correct absent manifest error of the amount of the Loans made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.

ARTICLE III

Payments and Fees

Section 3.1 Method of Payment. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all Taxes at the time and in the manner provided in the Notes. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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Section 3.2 Prepayments.

(a) Voluntary Prepayments. Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that, and notwithstanding anything to the contrary contained in this Agreement, such notice must be received by Lender not later than 2:00 p.m. three Business Days prior to the date of prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest thereon. Any prepayment of the Term Loan shall be applied thereto in inverse order of scheduled maturities.

(b) Mandatory Prepayments.

(i) Asset Dispositions. Upon the sale or transfer of assets by Borrower or any Subsidiary (other than, subject to the prior written consent of Lender, sales and other transfers permitted under Section 8.8), 100% of the Net Cash Proceeds thereof shall be immediately paid to Lender, to be applied as set forth in clause (v) below; provided, however, that at the election of Borrower (as notified by Borrower to Lender on or prior to the date of such sale or transfer), and so long as no Default or Event of Default shall have occurred and be continuing, Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as such reinvestment is consummated within 90 days after the receipt of such Net Cash Proceeds; and provided further, however, that any Net Cash Proceeds not so reinvested within such 90 day period shall be immediately applied to the prepayment of Loans as set forth in this clause (i). The provisions of this Section do not constitute a consent to the consummation of any sale or transfer of assets not otherwise permitted hereunder.

(ii) Issuance of Debt. Upon the incurrence or issuance of any Debt by Borrower or any Subsidiary (other than Permitted Debt), 100% of the Net Cash Proceeds thereof shall be immediately paid to Lender, to be applied as set forth in clause (v) below. The provisions of this Section do not constitute a consent to the incurrence or issuance of any Debt not otherwise permitted hereunder.

(iii) Collection of Prior Borrower Accounts Receivable. Upon the collection by Borrower of any Prior Borrower Account Receivable, or any portion thereof, 45% of the amount received in good funds by Borrower shall be immediately paid to Lender, to be applied as set forth in clause (v) below.

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(iv) Insurance and Other Proceeds. To the extent not included in clause (i), (ii), or (iii) above, and subject to the terms of the landlord subordination agreement between Lender and Landlord delivered pursuant to Section 7.18 hereof, upon the receipt by Borrower or any Subsidiary of the proceeds of any insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, 100% of the Net Cash Proceeds thereof shall be immediately paid to Lender, to be applied as set forth in clause (v) below; provided, however, that at the election of Borrower (as notified by Borrower to Lender on or prior to the date of receipt of such Net Cash Proceeds), and so long as no Default or Event of Default shall have occurred and be continuing, Borrower or such Subsidiary may apply within 90 days after the receipt of such Net Cash Proceeds to replace or repair the equipment, fixed assets or other property in respect of which such Net Cash Proceeds were received; and provided further, however, that any Net Cash Proceeds not so applied within such 90 day period shall be immediately applied to the prepayment of Loans as set forth in this clause (iv).

(v) Application of Prepayments. Each prepayment of Loans pursuant to the foregoing clauses of this Section 3.2(b) shall be applied to prepay the Term Loan in inverse order of scheduled maturities until the Term Loan has been repaid in full.

Section 3.3 Taxes.

(a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with Section 3.1, free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of Lender, Taxes imposed on its income, and franchise Taxes imposed on Lender, by the jurisdiction under the laws of which Lender is organized or is or should be qualified to do business or any political subdivision thereof. If Borrower shall be required by law to deduct any Taxes (i.e., Taxes for which Borrower is responsible under the preceding sentence) from or in respect of any sum payable hereunder or under any Note to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, Borrower agrees to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made hereunder or under the Loan Documents from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

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(c) Borrower will indemnify Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.3) for which Borrower is liable pursuant to this Section 3.3 paid by Lender (as the case may be) or any liability (including penalties and interest) arising therefrom or with respect thereto. Upon written notice from Lender of a statement setting forth the amounts to be owed hereunder, this indemnification shall be made 30 days from the date Lender makes written demand therefor. This indemnity shall survive repayment of all Obligations hereunder.

(d) Within 30 days after the date of any payment of Taxes, Borrower will furnish to Lender, upon Lender’s request, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.3 shall survive repayment of all Obligations hereunder.

ARTICLE IV

Security

Section 4.1 Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered all of the Security Documents required by Lender covering Collateral described in such Security Documents (which, together with any other collateral described in each Security Agreement, and any other Property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). Borrower shall execute or cause to be executed, and authorizes the execution and/or filing thereof by Lender, such further documents and instruments, including without limitation UCC financing statements, reasonably necessary to create, evidence, preserve, protect, and perfect its Liens and security interests in the Collateral.

Section 4.2 Setoff. If an Event of Default shall have occurred and be continuing, Lender shall have the right, to the fullest extent permitted by applicable law, to set off and apply against the Obligations in such manner as Lender may determine, at any time, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower. As further security for the Obligations, Borrower hereby grants to Lender a Lien and security interest in all money, instruments, and other Property of Borrower now or hereafter held by Lender, including, without limitation, Property held in safekeeping. In addition to Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a Lien and security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have. Lender agrees to promptly notify Borrower upon any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

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ARTICLE V

Conditions Precedent

Section 5.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that Lender shall have received on or before the Closing Date all of the following, each dated (unless otherwise indicated) as of the Closing Date, in form and substance reasonably satisfactory to Lender:

(a) Loan Documents. Executed counterparts of this Agreement, the Term Note, the Assumption Agreement, each Security Agreement and the other Security Documents (including but not limited to delivery of all possessory Collateral, if any);

(b) Resolutions. Resolutions of the governing body of Borrower and each other Obligated Party certified by a Responsible Officer of such Person, which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(c) Incumbency Certificate. A certificate of incumbency of Borrower and each other Obligated Party certified by a Responsible Officer of such Person certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which such Person is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such Persons;

(d) Constituent Documents. The Constituent Documents for Borrower and each other Obligated Party as of a date acceptable to Lender, including all amendments to and including the Closing Date;

(e) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party and each jurisdiction in which each such Person is required to do business, as to the existence and good standing of such Person, each dated as of a date acceptable to Lender;

(f) Responsible Officer Certificates. Each of the following:

(i) A certificate of a Responsible Officer of Borrower and each other Obligated Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Person and the validity against such Person of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

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(ii) A certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Section 5.1(n) and (o) have been satisfied; and

(iii) A certificate signed by a Responsible Officer of Borrower certifying that all conditions precedent to the closing of the Asset Sale have been satisfied in accordance with the terms of the Acquisition Documents.

(g) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payee, additional insured, and lender endorsements in favor of Lender with respect to all insurance policies covering the Collateral and the Loan Parties;

(h) UCC Searches. The results of a UCC search showing all financing statements and other documents or instruments on file against each Loan Party in the office of the Secretary of State of such Loan Party’s state of organization, such searches to be as of a date acceptable to Lender;

(i) Lien Releases. Evidence that all Liens covering the Collateral (other than Permitted Liens) in favor of any entity other than Lender shall have been released;

(j) Acquisition Documents. An executed copy of each Acquisition Document;

(k) Closing of Asset Sale. Evidence that all conditions precedent to the closing of the Asset Sale have been completed;

(l) Fees and Expenses. Evidence that (i) the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred and invoiced prior to the Closing Date, shall have been paid in full by Borrower, and (ii) any other fees required to be paid on or before the Closing Date shall have been paid;

(m) Additional Documentation. Such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request;

(n) No Default, Material Adverse Effect. No Default or Material Adverse Effect shall have occurred and be continuing, or would result from or after giving effect to this Agreement and the transactions contemplated hereby; and

(o) Representations and Warranties. All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent such representations and warranties speak to a specific date.

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ARTICLE VI

Representations and Warranties

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 6.1 Organizational Existence. Borrower and each other Obligated Party (a) is a corporation, limited partnership and/or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary. Borrower and each other Obligated Party has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2 Financial Statements; Etc. All financial statements which have been delivered to Lender are true and correct, have been prepared in accordance with GAAP, and fairly present the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein. There has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in this Section.

Section 6.3 Action; No Breach. The execution, delivery, and performance by Borrower and each other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator (except as would not reasonably be expected to have a Material Adverse Effect), or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Property is bound or subject (other than to the extent such conflict or breach would not reasonably be expected to have a Material Adverse Effect), or (b) result in the creation or imposition of any Lien upon any of the revenues or assets of such Person, other than Permitted Liens.

Section 6.4 Operation of Business. Borrower and each other Obligated Party possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any other Obligated Party is in violation of any valid rights of others with respect to any of the foregoing.

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Section 6.5 Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any other Obligated Party that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against Borrower or any other Obligated Party.

Section 6.6 Rights in Property; Liens. Borrower and each other Obligated Party has indefeasible title to or valid leasehold interests in its respective Property, including the Property reflected in the financial statements described in Section 6.2, and none of the Property of Borrower or any other Obligated Party is subject to any Lien, except Permitted Liens.

Section 6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower and each other Obligated Party is party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws and general principles of equity.

Section 6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower and each other Obligated Party of this Agreement and the other Loan Documents to which Borrower or such Obligated Party is or may become a party or the validity or enforceability thereof.

Section 6.9 Debt. The Loan Parties have no Debt, except Permitted Debt.

Section 6.10 Taxes. Borrower and each other Obligated Party has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for Taxes that are due and payable. Borrower knows of no pending investigation of Borrower or any other Obligated Party by any taxing authority or of any pending but unassessed tax liability of Borrower or any other Obligated Party.

Section 6.11 Use of Proceeds; Margin Securities. Neither Borrower nor any other Obligated Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

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Section 6.12 ERISA. Borrower and each other Obligated Party is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

Section 6.13 Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which has a Material Adverse Effect, or which might in the future have a Material Adverse Effect, on Borrower or any other Obligated Party that has not been disclosed in writing to Lender.

Section 6.14 Subsidiaries, Ventures, Etc. Borrower has no Subsidiaries or joint ventures or partnerships other than those listed on Schedule 6.14. Schedule 6.14 sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of Borrower’s ownership interest in such Person. All of the outstanding capital stock or other ownership interests of each Person described in Schedule 6.14 has been validly issued, is fully paid, and is nonassessable.

Section 6.15 Agreements. Neither Borrower nor any other Obligated Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party (except to the extent such default would not reasonably be expected to have a Material Adverse Effect).

Section 6.16 Compliance with Laws. Neither Borrower nor any other Obligated Party is in violation in any respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator (except to the extent such violation would not reasonably be expected to have a Material Adverse Effect).

Section 6.17 Investment Company Act; Other Regulations. Neither Borrower nor any other Obligated Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act, or any state public utilities code.

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Section 6.18 Financial Solvency. Each Obligated Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 6.19 Environmental Matters.

(a) Borrower and each other Obligated Party and all of its respective Property, assets, and operations, are in material compliance with all Environmental Laws. Borrower and each other Obligated Party is not aware of, nor has Borrower nor any other Obligated Party received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Obligated Parties with all Environmental Laws;

(b) Borrower and each other Obligated Party has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and Borrower and each other Obligated Party is in compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of by Borrower or any other Obligated Party (or, to the knowledge of Borrower, any other Person) on, or Released by Borrower or any other Obligated Party (or, to the knowledge of Borrower, any other Person) from any of the Property or assets of Borrower and any other Obligated Party, except as in compliance with Environmental Laws. The use which Borrower and each other Obligated Party makes and intends to make of its respective Property and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of its Property or assets, except as in compliance with Environmental Laws;

(d) Neither Borrower nor any other Obligated Party nor any of its respective currently or previously owned or leased Property or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) There are no conditions or circumstances associated with the currently or previously owned or leased Property or operations of Borrower or any other Obligated Party that could reasonably be expected to give rise to any Environmental Liabilities;

(f) Neither Borrower nor any other Obligated Party is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. Borrower and each other Obligated Party is in compliance with all applicable financial responsibility requirements of all Environmental Laws;

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(g) Neither Borrower nor any other Obligated Party has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any Property or revenues of Borrower or any other Obligated Party.

Section 6.20 Intellectual Property. Borrower and each other Obligated Party owns, or is licensed to use, all intellectual property necessary to conduct its business as currently conducted.

Section 6.21 Compliance with Health Care Laws. Without limiting the generality of Section 6.16 above:

(a) Neither Borrower nor any other Obligated Party is in violation of any applicable Health Care Laws, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect.

(b) Borrower and each other Obligated Party has (i) all applicable Health Care Permits, authorizations, franchises, registrations, qualifications and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals (each, an “Authorization”) necessary to engage in the business conducted by it and (ii) not received written or oral notice that any Governmental Authority is considering limiting, restricting, terminating, suspending or revoking any such Authorization. Borrower and each other Obligated Party is in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Authorizations.

(c) Borrower and each other Obligated Party has, as applicable, the requisite provider or supplier number, enrollment, participation and/or agreement or Authorization to bill a Medical Reimbursement Programs that such Person currently bills.

(d) Borrower and each other Obligated Party has not and will not bill a Governmental Payor Program or beneficiaries to the extent such Person is a beneficiary under a Governmental Payor Program (regardless of participation status).

(e) Neither Borrower nor any other Obligated Party has received written notice of and, there is no actual or, to the knowledge of Borrower, threatened investigation, audit, claim review, or other action which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any provider number or Authorization or result in Borrower’s or any other Obligated Party’s exclusion from a Medical Reimbursement Program or Governmental Payor Program.

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(f) Neither Borrower nor any other Obligated Party is or has been, or has been threatened to be, excluded from U.S. health care programs pursuant to 42 U.S.C. §1320(a)7 or any related regulations.

(g) Borrower, each other Obligated Party, and each Health Care Provider or other licensed medical personnel of Borrower and each other Obligated Party who perform medical or similar professional services for or on behalf of Borrower or any other Obligated Party have, to the knowledge of Borrower, complied and currently are in compliance with all licenses, permits and other Authorizations required to provide such services under any applicable Health Care Laws. The Health Care Providers hold all licenses, permits and other Authorizations that are required for such Health Care Provider to provide the services provided by such Health Care Provider for Borrower and each other Obligated Party, and each such license, permit and other Authorization is in full force and effect and, to the knowledge of Borrower, no suspension, revocation or cancellation of any such license, permit or other Authorization is threatened, in each case.

(h) Neither Borrower nor any other Obligated Party nor any of the Health Care Providers has received any written notice from any Governmental Authority, nor is there any actual or, to the knowledge of Borrower, threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by any Governmental Authority, against Borrower, any other Obligated Party, any party contracting with any Obligated Party, or any of the respective Health Care Providers, regarding any violation of applicable Health Care Law.

(i) No Person contracting with an Obligated Party is or has been, or has been threatened to be excluded from U.S. health care programs pursuant to 42 U.S.C. §1320(a)7 or any related regulations.

ARTICLE VII

Affirmative Covenants

Borrower covenants and agrees that, as long as the Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) or any part thereof are outstanding, Borrower will perform and observe the following affirmative covenants, unless Lender shall otherwise consent in writing:

Section 7.1 Reporting Requirements. Borrower will furnish, or cause to be furnished, to Lender:

(a) Annual Financial Statements of Borrower. As soon as available, and in any event within 120 days after the end of each fiscal year of Borrower, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the fiscal year then ended, in each case

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setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Quarterly Financial Statements of Borrower. As soon as available, and in any event within 60 days after the end of each fiscal quarter of Borrower, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, all in reasonable detail and certified by a Responsible Officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;

(c) Monthly Financial Statements of Borrower. As soon as available, and in any event within 30 days after the end of each calendar month, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such calendar month and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, all in reasonable detail and certified by a Responsible Officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;

(d) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in each of Section 7.1(a) and 7.1(b), commencing with the fiscal quarter ending June 30, 2016, a duly completed Compliance Certificate;

(e) Projections. As soon as available, and in any event within 30 days after the first day of each fiscal year of Borrower, annual financial projections and an operating budget for such fiscal year, in form and substance satisfactory to Lender;

(f) Tax Returns. As soon as available, and in any event within 14 days after the filing thereof, copies of all federal income tax returns of Borrower, or copies of any extensions of the filing date with respect thereto;

(g) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any other Obligated Party which, if determined adversely to Borrower or such Obligated Party, could have a Material Adverse Effect;

(h) Notice of Default. As soon as possible and in any event within 10 days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that Borrower has taken and proposes to take with respect thereto;

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(i) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which Borrower or any other Obligated Party files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five days after Borrower or any other Obligated Party knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any other Obligated Party has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of a Responsible Officer of Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that Borrower proposes to take with respect thereto;

(j) Notice of Material Adverse Effect. As soon as possible and in any event within five days after the occurrence thereof, written notice of any matter that would reasonably be expected to have a Material Adverse Effect; and

(k) General Information. Promptly, such other information concerning Borrower, any Subsidiary or any other Obligated Party as Lender may from time to time reasonably request.

Section 7.2 Maintenance of Existence; Conduct of Business. Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its existence (except for mergers and consolidations permitted under Section 8.3) and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.

Section 7.3 Maintenance of Property. Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its Property (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, other than damaged or obsolete inventory and equipment.

Section 7.4 Taxes and Claims. Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

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Section 7.5 Insurance. Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by businesses engaged in similar businesses and owning similar Property in the same general areas in which Borrower and its Subsidiaries operate, provided that in any event Borrower will maintain and cause each Subsidiary to maintain at all times occupational accident insurance, Property insurance, and comprehensive general liability insurance, in each case reasonably satisfactory to Lender and naming Lender as additional insured. Each insurance policy covering the Collateral shall name Lender as loss payee and, to the extent possible, shall provide that such policy shall not be canceled or reduced without 30 days prior written notice to Lender.

Section 7.6 Inspection Rights. Borrower will permit, and will cause each Subsidiary to permit, representatives of Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its Property, and to discuss its business, operations, and financial condition with its officers, employees, agents, and independent certified public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired.

Section 7.7 Keeping Books and Records. Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8 Compliance with Laws; Maintenance of Licenses. Borrower will comply, and will cause each Subsidiary to comply, in all respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator, including Environmental Laws and Health Care Laws (except to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect). Borrower will maintain, and will cause each Subsidiary to maintain, (a) all required Health Care Permits, and (b) all other required licenses and permits governing each Loan Party’s ability to operate its business and to perform all required duties in connection therewith, except to the extent failure to so maintain would not reasonably be expected to have a Material Adverse Effect.

Section 7.9 Health Care Law Compliance. Borrower will ensure, and will cause each Subsidiary to ensure, that (a) their respective billing policies, arrangements, protocols and instructions will comply with any applicable reimbursement requirements under Medical Reimbursement Programs, and will be administered by properly trained personnel, and (b) their respective compensation arrangements and other arrangements with referral sources (including referring physicians, healthcare facilities and employees) will comply with applicable state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Section 1320a-7b(b)(1)-(b)(2) and 42 U.S.C. Section 1395nn. To the extent applicable, Borrower will, and will cause each Subsidiary to, make commercially reasonable efforts to implement policies that are compliant with HIPAA. In accordance with all applicable laws, for any natural Person Borrower or any Subsidiary engages to perform services normally performed by an employee, Borrower or such Subsidiary shall classify that person as an employee rather than an independent contractor.

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Section 7.10 Health Care Law and Requirements. Borrower will, and will cause each Subsidiary to:

(a) Keep in full force and effect all Authorizations required to operate such Person’s business under applicable Health Care Laws and maintain any other Health Care Permits or qualifications necessary to conduct, arrange for, administer, provide services in connection with or receive payment under any applicable Governmental Payor Program in which such Person participates or is enrolled (regardless of participation status).

(b) Promptly provide a written report to Lender (in such form as may be reasonably required by Lender) describing in reasonable detail the non-privileged aspects of any matter that could reasonably be expected to lead to the loss, revocation or suspension (or threatened loss, revocation or suspension) of any material Authorization or of any material qualification of Borrower or any Subsidiary, provided that any internal reports to a Person’s compliance “hot line” which are promptly investigated and determined to be without merit need not be reported.

(c) Promptly furnish or cause to be furnished to Lender notice of all fines or penalties imposed by any Governmental Authority under any applicable Health Care Law against Borrower, any Subsidiary, or any Health Care Provider in excess of $150,000.

(d) Promptly furnish or cause to be furnished to Lender notice of all allegations by any Governmental Authority (or any agent thereof) of fraudulent activities of Borrower or any Subsidiary.

(e) Not use the services of, in any capacity, (i) any Person debarred under 21 U.S.C. § 335a or any similar state law or regulation, or (ii) any Person disqualified or restricted as a clinical investigator pursuant to 21 C.F.R. § 312.70 or who has been or is the subject of a disqualification proceeding under 21 C.F.R. § 312.70.

(f) Obtain and maintain, as applicable, all Health Care Permits and orders from third parties, including, federal, state and local governmental units or any other entity, including without limitation approvals by any applicable agencies necessary for operation of, and reimbursement to, Borrower and each Subsidiary.

(g) Refrain from contracting with any party who has violated any applicable Health Care Law.

Section 7.11 Compliance with Agreements. Borrower will comply, and will cause each Subsidiary to comply, in all respects, with all agreements, contracts, and instruments binding on it or affecting its Property or business (except to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect).

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Section 7.12 Further Assurances. Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

Section 7.13 ERISA. Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.14 Depository Relationship. Within sixty (60) days after the Closing Date, Borrower will, and will cause each Subsidiary to, maintain Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts for the term hereof.

Section 7.15 Use of Proceeds. Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 2.3 herein.

Section 7.16 Corporate Compliance Program. Borrower will maintain, and will cause each Subsidiary to maintain, on its behalf, a corporate compliance program that complies with the applicable model guidance issued by the Office of Inspector General of the Department of Health and Human Services and is otherwise reasonably acceptable to Lender. Borrower will modify, and will cause each Subsidiary to modify, such corporate compliance program from time to time as may be necessary to ensure continuing compliance with all applicable laws, ordinances, rules, regulations and requirements (including all applicable Health Care Laws and state corporate laws). Borrower will permit, and will cause each Subsidiary to permit, Lender or any of its outside consultants to review such corporate compliance programs from time to time.

Section 7.17 Health Care Notices. In addition to the notices delivered pursuant to Section 7.1, Borrower will, within 10 days after obtaining knowledge or receiving notice of the occurrence of any of the following facts, events or circumstances, existing, pending or threatened, provide Lender with written notice summarizing such facts, events or circumstances, together with such supporting data and information as shall be necessary to fully explain to Lender the scope and nature of the fact, event or circumstance, and thereafter shall provide to Lender, within 10 days of the Lender’s request, such additional information as Lender shall request regarding such disclosure:

(a) that Borrower or any other Obligated Party hereafter becomes subject to any federal, state, local governmental or private payor civil or criminal investigations, inquiries or audits involving and/or related to its compliance with Health Care Laws which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

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(b) that an owner, officer or employee of Borrower or any other Obligated Party: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in any Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been involved or personally named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(c) any material governmental reimbursement audits related to Borrower or any other Obligated Party by any commission, board or agency (other than routine reviews and audits in the ordinary course of business);

(d) any charges of licensing violations involving Borrower or any other Obligated Party that could reasonably be expected to result in suspension or revocation of Borrower’s or such Obligated Party’s license or, in the case of any suspension or revocation of any Health Care Provider’s license, such suspension or revocation would reasonably be expected to have a Material Adverse Effect;

(e) any health care survey report related to licensure of certification which includes any statement of deficiencies pertaining to Borrower or any other Obligated Party for which a plan of correction has not been accepted by applicable Governmental Authorities within 90 days after the issuance of a statement of deficiencies;

(f) any revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal affecting Borrower or any other Obligated Party with respect to any provider participation or Provider Agreement, billing number or electronic funds transfer instruction; or

(g) with respect to Eligible Accounts owed by a commercial insurance company, that any such commercial insurance company has ceased paying on all of its Accounts for a period of more than 30 consecutive days.

Section 7.18 Post-Closing Covenant. Borrower will, and will cause each Subsidiary to, within sixty (60) days after the Closing Date, deliver to the Lender (a) an executed landlord subordination, in form and substance satisfactory to Lender, covering (i) the leased property located at 2301 Marsh Lane, Plano, Texas, pursuant to which the Landlord shall expressly subordinate to Lender the Landlord’s liens in Borrower’s assets, including those liens evidenced by UCC Financing Statement No. 12-0007192123, filed on March 6, 2012 with the Texas Secretary of State, naming Prior Borrower, as debtor, and Landlord, as secured party, and (b) to the extent required by Section 4.7 of the Security Agreement, any other leased location at which any Collateral is maintained, in each case together with a copy of any lease agreement related to each such leased location.

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ARTICLE VIII

Negative Covenants

Borrower covenants and agrees that, as long as the Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) or any part thereof are outstanding, Borrower will perform and observe the following negative covenants, unless Lender shall otherwise consent in writing:

Section 8.1 Debt. Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except (collectively referred to as “Permitted Debt”):

(a) Debt to Lender;

(b) Debt existing on the Closing Date and described on Schedule 8.1 hereto;

(c) Capitalized Lease Obligations incurred in the ordinary course of business not to exceed $7,500,000 in the aggregate at any time outstanding;

(d) Purchase money Debt incurred in the ordinary course of business and additional Debt not otherwise permitted hereunder not to exceed $250,000 for any single transaction and an aggregate combined amount at any time outstanding of $500,000;

(e) Subordinated Debt as approved by Lender from time to time;

(f) Hedge Agreements maintained with Lender or one or more of its Affiliates; and

(g) Debt to Parent or any of its Subsidiaries not to exceed $3,000,000 in the aggregate at any time outstanding, so long as such Debt is (i) unsecured, and (ii) subordinated to the Obligations pursuant to a Subordination Agreement.

Section 8.2 Limitation on Liens. Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except (collectively referred to as “Permitted Liens”):

(a) Liens existing on the Closing Date and disclosed on Schedule 8.2 hereto;

(b) Liens in favor of Lender;

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(c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or any Subsidiary to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens for Taxes which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

(e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business;

(g) Purchase money Liens on specific Property to secure Debt used to acquire such Property to the extent permitted in Section 8.1(d);

(h) Liens related to Subordinated Debt that have been subordinated to Lender’s Liens pursuant to a Subordination Agreement; and

(i) Liens in favor of the Landlord pursuant to the Lease, to the extent such Liens have been subordinated to Lender’s Liens pursuant to a Subordination Agreement.

Section 8.3 Mergers, Acquisitions, Etc. Without the prior written consent of Lender (such consent not to be unreasonably withheld), Borrower will not, nor will it permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person, or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate, except that (a) Borrower may merge with any of its Subsidiaries so long as Borrower is the survivor of such merger, (b) Subsidiaries may be merged with and into each other, and (c) Borrower may consummate the Asset Sale in accordance with the terms of the Acquisition Documents.

Section 8.4 Restricted Payments. Borrower will not declare or pay, directly or indirectly, any Restricted Payment, or any management or similar fees, or incur any obligation (contingent or otherwise) to do so, except: (a) so long as Borrower is treated as a pass-through entity for federal income tax purposes, Borrower may make Permitted Tax Distributions to holders of its equity interests, and (b) Borrower may from time to time make any other Restricted Payments not otherwise permitted hereunder so long as, both immediately prior giving effect to such Restricted Payment and after giving pro forma effect thereto, (i) no Default exists, and (ii) Borrower is in compliance with the financial covenants set forth in Article IX hereof.

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Section 8.5 Loans and Investments. Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) Readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) Fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by (i) Lender or (ii) any commercial bank operating in the United States of America having capital and surplus in excess of $500,000,000;

(c) Commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service;

(d) Money market accounts substantially all of the assets of which are invested in investments of the type described in clauses (a) through (c) above; and

(e) Extensions of trade credit in the ordinary course of business consistent with historical practice.

Section 8.6 Limitation on Issuance of Equity. Borrower will not, and will not permit any of its Subsidiaries to, at any time issue, sell, assign, or otherwise dispose of (a) any of its equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its equity interests, or (c) any option, warrant, or other right to acquire any of its equity interests.

Section 8.7 Transactions With Affiliates. Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of Property or the rendering of any service, with any Affiliate of Borrower or such Subsidiary, except (a) transactions among Obligated Parties and (b) in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary.

Section 8.8 Disposition of Assets. Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except (a) dispositions of inventory in the ordinary course of business or (b) dispositions, for fair value, of damaged, worn-out and obsolete equipment not necessary or useful to the conduct of business.

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Section 8.9 Sale and Leaseback. Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 8.10 Prepayment of Debt. Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt, except (a) the Obligations and (b) as otherwise expressly permitted by any Subordination Agreement.

Section 8.11 Nature of Business. Borrower will not, and will not permit any Subsidiary to, (a) engage in any business other than the businesses in which they are engaged as of the date hereof, or (b) cease or suspend operations of the businesses in which they are engaged as of the Closing Date.

Section 8.12 Environmental Protection. Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective Property or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, except as in compliance with Environmental Laws, (b) generate any Hazardous Material, except as in compliance with Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective Property or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower or any of its Subsidiaries would be responsible.

Section 8.13 Accounting. Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Lender, or (b) in tax reporting treatment, except as required by law and disclosed to Lender.

Section 8.14 No Negative Pledge. Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any other Loan Document, which directly or indirectly prohibits Borrower or any Subsidiary from creating or incurring a Lien on any of its assets.

Section 8.15 Pledge of Equity Interests of Borrower. Borrower will not, and will not permit any other holder of an equity interest in Borrower to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any other Loan Document, which directly or indirectly pledges the equity interests of Borrower or prohibits the pledge of such equity interests in Borrower.

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Section 8.16 Additional Subsidiaries. Borrower will not, and will not permit any Subsidiary to, form or acquire any Subsidiary not listed on Schedule 6.14 unless Borrower (a) provides an executed supplement to the Security Agreement for such new Subsidiary in form and substance satisfactory to Lender and (b) provides an executed Guaranty, or supplement thereto, for such new Subsidiary in form and substance satisfactory to Lender (both such documents under clauses (a) and (b) herein shall constitute Security Documents and Loan Documents for purposes of this Agreement).

Section 8.17 Amendment of Certain Documents. Borrower will not, and will not permit any Subsidiary to, amend, modify, restate or supplement (a) any of its Constituent Documents or any of the Acquisition Documents in any manner that would be materially adverse to Borrower, any Subsidiary of Borrower, or Lender, (b) the Lease in any manner that would be materially adverse to Lender’s interests hereunder, or (c) any Subordinated Loan Document, except, with respect to clause (c), (i) as otherwise expressly permitted by the terms of the applicable Subordination Agreement, or (ii) as otherwise approved in writing by Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE IX

Financial Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding, Borrower will, at all times, observe and perform the following financial covenants, unless Lender shall otherwise consent in writing.

Section 9.1 Fixed Charge Coverage Ratio. Borrower shall not permit its Fixed Charge Coverage Ratio to be less the ratio set forth below, tested at the end of each fiscal quarter of Borrower for the applicable measurement period set forth below, commencing with the fiscal quarter ending June 30, 2016:

Fiscal Quarter Ending On:	Minimum Fixed Charge Coverage Ratio:	Measurement Period:
June 30, 2016	1.00 to 1.00	Fiscal quarter then ending
September 30, 2016 and December 31, 2016	1.05 to 1.00	Fiscal quarter then ending
March 31, 2017 and thereafter	1.10 to 1.00	Four fiscal quarters then ending

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Section 9.2 Days Cash on Hand. Borrower shall not permit its Days Cash on Hand to be less than 30 days, tested at the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending June 30, 2016, for the fiscal quarter then ending.

ARTICLE X

Default

Section 10.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations or any part thereof shall not be paid within three (3) Business Days after the same shall become due or declared due.

(b) Any representation or warranty made or deemed made by Borrower, any Subsidiary, or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(c) Borrower, any Subsidiary, or any other Obligated Party (to the extent applicable to such party) shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Sections 7.1, 7.2, 7.6, 7.9, 7.10, 7.14, 7.16, 7.17, and 7.18, and Articles VIII and IX, and, if such failure can be cured, such failure shall continue uncured for a period of 20 days.

(d) Borrower, any Subsidiary, or any other Obligated Party (to the extent applicable to such party) shall fail to perform, observe, or comply with any covenant, agreement, or term contained in any Loan Document (other than those specified in clauses (a), (b) and (c) of this Section), and, if such failure can be cured, such failure shall continue uncured for a period of 30 days.

(e) Borrower, any Subsidiary, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(f) (i) Any default or event of default occurs under any agreement, document, or instrument Borrower, any Subsidiary, or any other Obligated Party has with Lender or any Affiliate of Lender; (ii) any default or event of default occurs under any Subordinated Loan Document; or (iii) to the extent not covered under clause (i) or (ii) above, Borrower,

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any Subsidiary, or any other Obligated Party shall fail to pay when due any principal of or interest on any Debt in excess of $150,000 (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(g) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Subsidiary, any other Obligated Party or any of their respective shareholders, or Borrower, any Subsidiary, or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or, any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby (except for Permitted Liens).

(h) Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Lender subject Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $150,000.

(i) Borrower, any Subsidiary, or any other Obligated Party, or any of their Property, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture and the same shall not have been discharged within 30 days from the date of entry thereof.

(j) An involuntary proceeding shall be commenced against Borrower, any Subsidiary, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 30 days.

(k) Borrower, any Subsidiary or any other Obligated Party shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate uninsured amount in excess of $150,000 against any of its assets or Property.

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(l) A final judgment or judgments for the payment of money in excess of $150,000 in the aggregate and not covered by insurance shall be rendered by a court or courts against Borrower, any Subsidiary, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and Borrower or the relevant Subsidiary or Obligated Party shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(m) Any Guarantor shall be in default under any obligations owed to Lender with respect to Obligations arising under this Agreement or the other Loan Documents.

(n) A Change of Control shall have occurred.

(o) Borrower, any Subsidiary, or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in any Hedge Agreement.

Section 10.2 Remedies Upon Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(b) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lender.

Section 10.3 Performance by Lender. If Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in connection with such performance or attempted performance to Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

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ARTICLE XI

Miscellaneous

Section 11.1 Expenses. Borrower hereby agrees to pay on demand: (a) all reasonable costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (b) all out-of-pocket costs and expenses of Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (c) all transfer, stamp, documentary, or other similar Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other out-of-pocket costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower.

Section 11.2 INDEMNIFICATION. BORROWER SHALL INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTY OR ASSETS OF BORROWER OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR

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OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

Section 11.3 Limitation of Liability. Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower, its Subsidiaries, any of their shareholders or any other Person.

Section 11.5 Lender Not Fiduciary. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

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Section 11.6 Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.7 No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 11.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

Section 11.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 11.1 and 11.2 shall survive repayment of all Obligations hereunder.

Section 11.10 Amendments. The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 11.11 Notices. All notices and other communications provided for in this Agreement and the other Loan Documents to which Borrower or any Subsidiary is a party shall be given or made by facsimile or in writing and mailed by certified mail return receipt requested, or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to Lender pursuant to Article II shall not be effective until received by Lender.

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Section 11.12 Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas. Borrower hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Borrower or with respect to any of its Property in courts in other jurisdictions. Any action or proceeding by Borrower against Lender shall be brought only in a court located in Dallas County, Texas.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile and electronic copies), but all of which together shall constitute one and the same instrument.

Section 11.14 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.16 Participations; Etc. Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and the Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive from Lender all information received by Lender regarding Borrower, its Subsidiaries, and any other Obligated Party.

Section 11.17 Construction. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel.

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Section 11.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 11.19 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 11.20 Maximum Interest Rate. No provision of this Agreement or any other Loan Document shall require the payment or the collection of interest in excess of the Maximum Lawful Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the Maximum Lawful Rate shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes, as determined by Lender; and, if the principal of the Notes have been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Lawful Rate, Borrower and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Lawful Rate.

Section 11.21 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower and its Subsidiaries pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or

LOAN AGREEMENT	-49-

other financial services product. What this means for Borrower and its Subsidiaries: When Borrower or any Subsidiary opens an account, if Borrower or such Subsidiary is an individual, Lender will ask for Borrower’s or such Subsidiary’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower or such Subsidiary, and if Borrower or such Subsidiary is not an individual, Lender will ask for Borrower’s or such Subsidiary’s name, taxpayer identification number, business address, and other information that will allow Lender to identify such Borrower or such Subsidiary. Lender may also ask, if Borrower or such Subsidiary is an individual, to see Borrower’s or such Subsidiary’s driver’s license or other identifying documents, and if Borrower or such Subsidiary is not an individual, to see Borrower’s or such Subsidiary’s legal organizational documents or other identifying documents.

Section 11.22 Amendment and Restatement. This amendment and restatement is in extension and renewal, and not in extinguishment or novation, of the indebtedness outstanding under the Existing Loan Agreement, as herein provided. The indebtedness under this Agreement constitutes an extension, renewal, and ratification of the outstanding indebtedness under the Existing Loan Agreement, upon and subject to the terms and conditions of this Agreement.

Section 11.23 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank. Signature Pages to Follow.]

LOAN AGREEMENT	-50-

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

MARSH LANE SURGICAL HOSPITAL, LLC, a Texas limited liability company

By:	NORTHSTAR HEALTHCARE SUBCO, L.L.C.,
a Delaware limited liability company,
its sole Manager

	By:	/s/ Kenneth Klein
Kenneth Klein
Chief Financial Officer

Address for Notices:	2301 Marsh Lane
Plano, Texas 75093
Telephone No.:
Attention:
e-mail:	kklein@nobilishealth.com

LENDER:

LEGACYTEXAS BANK, successor to ViewPoint Bank, N.A.

By:	/s/ Michael Ansolabehere
Michael Ansolabehere
Managing Director

Address for Notices:	LegacyTexas Bank
8411 Preston Road, Suite 600
Dallas, Texas 75225
Fax No.:	(214) 217-7035
Telephone No.:	(214) 217-7051
Attention:	Michael Ansolabehere
e-mail:	Michael.Ansolabehere@legacytexas.com